QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.1(e)

FIRST AMENDMENT TO THE SECOND AMENDED & RESTATED
1995 STOCK OPTION PLAN
OF
METROPCS, INC.

        THIS FIRST AMENDMENT is effective August 31, 2005 and is made by MetroPCS Communications, Inc., a Delaware corporation (the "Corporation").

W I T N E S S E T H:

        WHEREAS, the Corporation maintains the Second Amended & Restated 1995 Stock Option Plan of MetroPCS, Inc. (the "Plan"):

        WHEREAS, Article Three, Section III of the Plan provides that the Board of MetroPCS Communications, Inc. ("MetroPCS"), as successor to the board of MetroPCS, Inc. may amend the Plan at any time;

        WHEREAS, to enable holders of options awarded under the Plan to participate in the Offer to Purchase for Cash Outstanding Shares of Common Stock at $21.46 net per share and Outstanding Shares of Series D Convertible Preferred Stock at $23.59 net per share of Common Stock upon conversion of each share of Series D Convertible Preferred Stock and issuable upon conversion of the accumulated but unpaid dividends thereon accruing through (and including) the date on which such shares are accepted for purchase of MetroPCS Communications, Inc. by Madison Dearborn Capital Partners IV, L.P. and TA IX L.P., TA Atlantic and Pacific V L.P., TA/Atlantic and Pacific IV L.P., TA Strategic Partners Fund A L.P., TA Strategic Partners Fund B L.P., and TA Investors II L.P. (the "Tender Offer"), the Board desires to amend the Plan to (a) remove the restrictions on broker-assisted exercises of options awarded under the Plan, (b) waive the rights of first refusal in favor of the Company relating to the Tender Offer, and (c) to remove the right of first refusal in favor of the Corporation in the event that certain conditions are met.

        NOW THEREFORE, the Plan is amended as set forth below:

        1.     The first sentence of Article Two, Section I.A.2 of the Plan is hereby amended to read as follows:

  The exercise price shall become immediately due upon exercise of the option and shall, subject to the provisions of Section I of Article Three and the documents evidencing the option, be payable (i) in cash or check made payable to the Corporation; (ii) in shares Common Stock held for the requisite period necessary to avoid a charge to the Corporation's earnings for financial reporting purposes and valued at Fair Market Value on the Exercise Date; or (iii) to the extent the option is exercised for vested shares, through a special sale and remittance procedure pursuant to which the Optionee shall concurrently provide irrevocable written instructions (A) to a Corporation designated brokerage firm to effect the sale of the purchased shares and remit to the Corporation, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate exercise price payable for the purchased shares plus all applicable federal, state, and local income and employment taxes required to be withheld by the Corporation by reason of such exercise and (B) to the Corporation to deliver the certificates for the purchased shares directly to such brokerage firm in order to complete the sale. Except to the extent such sale and remittance procedure is utilized, payment of the exercise price for the purchased shares must be made on the Exercise Date. The exercise price of an option may also be paid by the Optionee electing to use any outstanding amounts credited to the Optionee under the Corporation's 1999 deferred compensation plan.

        2.     Article Two, Section I.F of the Plan is hereby amended in its entirety to read as follows:

  Until such time as a Class of Common Stock is first registered under Section 12(g) of the 1934 Act, and subject to the provisions of the Stockholders Agreement, the Corporation shall have the right of first refusal with respect to any proposed disposition by the Optionee (or any successor in interest) of any shares of such class of Common Stock issued under the Plan. Such right of first refusal shall be exercisable in accordance with the terms established by the Plan Administrator and set forth in the document evidencing such right. The rights and obligations set forth in this Section shall terminate and cease to be effective upon the earlier of (i) the Investors' purchase of securities in the Tender Offer along with the purchase of securities under the Series E Purchase Agreement with an aggregate purchase price of at least $450 million or (ii) December 31, 2005, so long as the Investors have not exercised their Put Right (as defined in Section 5.6 of the Series E Purchase Agreement) on or prior to the expiration thereof (it being understood that this sentence shall be of no force or effect if the Put Right is exercised prior to such date).

        3.     Appendix A of the Plan is hereby amended to add the following defined terms:

  Investors shall mean Madison Dearborn Capital Partners IV, L.P., TA IX L.P., TA Atlantic and Pacific V L.P., TA/Atlantic and Pacific IV L.P., TA Strategic Partners Fund A L.P., TA Strategic Partners Fund B L.P., and TA Investors II L.P.

  Series E Purchase Agreement shall mean the Series E Purchase Agreement, dated August 30, 2005, by and between the Corporation and the Investors.

  Tender Offer shall mean the Offer to Purchase for Cash Outstanding Shares of Common Stock at $21.46 net per share and Outstanding Shares of Series D Convertible Preferred Stock at $23.59 net per share of Common Stock upon conversion of each share of Series D Convertible Preferred Stock and issuable upon conversion of the accumulated but unpaid dividends thereon accruing through (and including) the date on which such shares are accepted for purchase of MetroPCS Communications, Inc. by Madison Dearborn Capital Partners IV, L.P. and TA IX L.P., TA Atlantic and Pacific V L.P., TA/Atlantic and Pacific IV L.P., TA Strategic Partners Fund A L.P., TA Strategic Partners Fund B L.P., and TA Investors II L.P.

        4.     The Corporation hereby waives the right of first refusal set forth in Article Two, Section 1.F of the Plan with respect to the sale of Common Stock in the Tender Offer.

        NOW THEREFORE, be it further provided that, except as provided above, the Plan shall continue to be read in its current state.

        IN WITNESS WHEREOF, this Amendment has been executed by a duly authorized officer of the Corporation as of the date specified below and effective as set forth herein.

METROPCS COMMUNICATIONS, INC., a Delaware corporation
By:	/s/ ROGER D. LINQUIST
Name:	Roger D. Linquist
Title:	President & CEO
Date:	9/1/05

QuickLinks

FIRST AMENDMENT TO THE SECOND AMENDED & RESTATED 1995 STOCK OPTION PLAN OF METROPCS, INC.
W I T N E S S E T H